Filed Pursuant to Rule 424(b)(3)

SEC File #333-195014

Prospectus Supplement

Dated September 21, 2015 (to Prospectus dated April 7, 2015)

1st FRANKLIN FINANCIAL CORPORATION

This Prospectus Supplement is part of, and should be read in conjunction with, the Prospectus dated April 7, 2015.

This Prospectus Supplement consists of the Company's current report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 21, 2015

1st Franklin Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

135 East Tugalo Street, P.O. Box 880, Toccoa, Georgia		30577
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(706) 886-7571

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 – Entry into a Material Definitive Agreement.

On September 21,  2015, 1st Franklin Financial Corporation (the “Company”) entered into a Sixth Amendment (the “Sixth Amendment”) to that certain Loan and Security Agreement, originally dated as of September 11, 2009 (as heretofore amended, the "Agreement"), by and among the Company, the subsidiary guarantors of the Company listed on the signature page thereto, Wells Fargo Bank, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto.  The following description of the Sixth Amendment is qualified in its entirety by reference to the full text of the Sixth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

The Sixth Amendment extends the maturity date of the Agreement from September 11, 2017 to September 11, 2018. All other terms and conditions of the Credit Agreement remain materially uncharged.
Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits.
10.1

Sixth Amendment to Loan and Security Agreement, dated as of September 21, 2015, by and among the Company, the subsidiary guarantors listed on the signature page thereto, Wells Fargo Bank, N.A., as agent for the lenders, and the financial institutions from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST FRANKLIN FINANCIAL CORPORATION

By:  /s/ A. Roger Guimond

 Name:  A. Roger Guimond

 Title:    Executive Vice President and

  Chief Financial Officer

Date:  September 21, 2015

EXHIBIT 10.1

SIXTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (“Amendment”) is dated as of September 21, 2015 by and among 1ST FRANKLIN FINANCIAL CORPORATION (“Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (in such capacity, “Agent”) and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

Section I.1  Borrower, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of September 11, 2009 (as amended or modified from time to time, the “Loan Agreement”) and related agreements, instruments and documents (collectively with the Loan Agreement, the “Existing Loan Documents”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

Section I.2  Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

(a) Amendments.

(i) Definition. The following definition contained in Section 1.1 of the Loan Agreement is hereby amended and restated as follows:

“Maturity Date” means September 11, 2018, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement.

(ii) New Affirmative Covenant. The following new Section 6.15 is added to the Loan Agreement:

Section 6.15

Chattel Paper/Jurisdictions.

(a)

Borrowers represent and warrant to Agent and Lenders that (i) Borrowers are sophisticated consumer lenders and reinsurance corporations, (ii) Borrowers employ two attorneys with regulatory experience, and (iii) Borrowers’ internal attorneys regularly consult with multiple different attorneys at outside law firms on regulatory matters including but not limited to the content and form of Borrowers’ Receivable documentation.  If Agent has reasonable cause (which it articulates in writing to Borrowers) to believe it necessary for Borrowers to undertake a regulatory review of Receivable documentation of Borrowers and their Subsidiaries, then Borrowers shall employ one or more of these firms to provide such review at Borrowers sole cost and expense (which firm shall be reasonably acceptable to Agent).  However, in no event shall Agent request such a review more than one (1) time per calendar year so long as no Event of Default has occurred.  Borrowers shall provide Agent with copies of such review within sixty (60) days after each such request with the results of such documentation.

(b)

Borrowers shall promptly (i) notify Agent of either (A) Borrowers or any of their Subsidiaries conducting business in any new jurisdiction, and (B) Borrowers or any of their Subsidiaries making any material modifications to its respective Receivable documentation outside of the ordinary course of business and (ii) upon the request of Agent, provide Agent a list of jurisdictions in which Borrowers and their Subsidiaries conduct business and licenses held in each such jurisdiction.

(b) Effectiveness Conditions.  This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(i) Execution and delivery by Borrower, Guarantors and Lenders of this Amendment to Agent;

(ii) Execution and/or delivery by the parties of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof and the Existing Loan Documents.

(c) Representations and Warranties.  Borrower represents and warrants to Agent and Lenders that:

(i) All warranties and representations made to Agent and Lenders under the Loan Agreement and the Existing Loan Documents are true and correct in all material respects.

(ii) The execution and delivery by Borrowers and Guarantors of this Amendment and the performance by each of them of the transactions herein and therein contemplated do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of any Borrower or any Guarantor, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower or any Guarantor (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower or a Guarantor is a party or by which a Borrower or a Guarantor or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower or any Guarantor.

(iii) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.

(iv) No Event of Default or Default has occurred under the Loan Agreement.

(d) Representations and Release of Claims.  Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrower, any Guarantor or any third party to Agent and Lenders as evidenced by the Existing Loan Documents.  Borrower and each Guarantor hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no known claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Existing Loan Documents or the other obligations created or evidenced by the Existing Loan Documents; (b) as of the date of this Amendment, neither Borrower nor any Guarantor has any known claims, offsets, defenses or counterclaims arising from any of Agent’s acts or omissions with respect to the Existing Loan Documents or Agent’s performance under the Existing Loan Documents; (c) as of the date of this Amendment, Borrower has reviewed and reconciled all Advances, calculations of interest due and principal owing, and agrees with and has no claims regarding any such matters and (d) Borrower promises to pay to the order of Agent and Lenders the indebtedness evidenced by the Note according to the terms thereof.  In consideration of the modification of certain provisions of the Existing Loan Documents, all as herein provided, and the other benefits received by Borrower hereunder, Borrower and each Guarantor hereby RELEASE, RELINQUISH and forever DISCHARGE Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present known claims, demands, actions and causes of action of any and every kind or character, which Borrower or Guarantors, or any of them, has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Note, the Guaranties, and the other Existing Loan Documents occurring prior to the date hereof.  Further, Borrower and Guarantors warrant and represent that they are not now aware of any claims or potential claims against Agent or Lenders pursuant to the Loan Agreement.

(e) Collateral.  As security for the payment of the Obligations to Agent and Lenders under the Loan Agreement and satisfaction by Borrower of all covenants and undertakings contained in the Loan Agreement and the Existing Loan Documents, Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located.  Borrower hereby confirms and agrees that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations.  All Collateral remains free and clear of any Liens other than Permitted Liens.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

(f) Acknowledgment of Indebtedness and Obligations.  Borrower and Guarantors hereby acknowledge and confirm that as of the date hereof, Borrower is indebted to Agent and Lenders, without known defense, setoff or counterclaim, under the Loan Agreement  (in addition to any other indebtedness or obligations owed by Borrowers to Wells Fargo Affiliates) in the aggregate principal amount of $.00, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

(g) Ratification of Existing Loan Documents.  This Amendment shall be incorporated into and deemed a part of the Loan Agreement.  Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Existing Loan Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

(h) Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby acknowledges the terms and conditions of this Amendment and confirms that such Guarantor guarantees, as surety, all of Borrower’s Obligations to Agent and Lenders pursuant to and subject to the terms, conditions and limitations contained in its respective Guaranty.

(i) Governing Law.  THIS AMENDMENT, THE LOAN AGREEMENT AND THE EXISTING CREDIT DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF NEW YORK AND SHALL, TOGETHER WITH ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(j) Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signature by facsimile or PDF shall also bind the parties hereto.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:	1ST FRANKLIN FINANCIAL CORPORATION By: __/s/ A, Roger Guimond ______________ Name: __A. Roger Guimond__________________ Title: __Executive Vice President and CFO______
GUARANTORS:	FRANDISCO LIFE INSURANCE COMPANY By: __/s/ A. Roger Guimond ______________ Name: __A. Roger Guimond__________________ Title: __President__________________________
FRANDISCO PROPERTY & CASUALTY LIFE INSURANCE COMPANY By: __/s/ A. Roger Guimond ______________ Name: __A. Roger Guimond _________________ Title: __President _________________________
FRANKLIN SECURITIES, INC. By: __/s/ A. Roger Guimond_______________ Name: __A. Roger Guimond__________________ Title: __Vice President______________________
AGENT AND LENDER:	WELLS FARGO BANK, N.A. By: __/s/ William M. Laird ________________ William M. Laird, Senior Vice President

[SIGNATURE PAGE TO SIXTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT]